EXHIBIT 99

FOR IMMEDIATE RELEASE            Contacts:Mr. Charles R. Ofner
                                 Reading & Bates Houston
                                 (713) 496-5000

                                  Mr. J. R. Jardine
                                  BP Aberdeen
                                  (44) (1224) 832000

     September 15, 1995,    Houston, Texas.....Reading  & Bates
Corporation (NYSE: RB) announced that a subsidiary, Reading & Bates (Caledonia) Limited, has purchased and has taken delivery on September 9, 1995, the Support Vessel IOLAIR from BP Exploration Operating Company Limited. The unit is a dynamically positioned semisubmersible built in 1982 to a unique design for BP for field support and living accommodation. The IOLAIR's current assignment, which commenced upon delivery, is for BP for approximately three months in subsea construction support mode in the Foinaven Field west of Shetland. The long-term use of the vessel is targeted for subsea well completions, subsea wire line and coiled tubing well intervention and subsea construction activity. For this service, the vessel will require upgrade to include addition of rig floor and ancillary workover equipment. Upon completion of the upgrade, the vessel is anticipated to be used under a long-term gain share alliance with BP for its west of Shetland development program, and will be available for use by other North Sea area operators.

     Paul B. Loyd, Jr., the Company's Chairman, President and CEO stated, "As we mentioned in our initial press release, this is an extremely important purchase for Reading & Bates since it significantly expands our capability in the deep water field development area. It is a very sophisticated vessel and is thus very much a strategic fit with our high specification semisubmersible fleet, giving us the ability to offer a more complete array of services to operators conducting deep water developments. Purchase of this vessel also gives us the opportunity to expand our long term partnering relationship with British Petroleum, and we are confident this will prove to be an outstanding transaction for both parties."

     Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling and related services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co. provides technical, construction and project management services and floating production systems to the upstream offshore oil and gas industry worldwide.

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